Exhibit 1

Transactions in the Shares During the Past 60 Days

Nature of Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Transaction

HESTIA CAPITAL PARTNERS, LP

Sale of Common Stock	(456,250)	9.6600[1]	02/12/2025
Sale of Common Stock	(100,883)	10.6500[2]	02/13/2025
Sale of Common Stock	(28,574)	10.6600[3]	02/14/2025

HELIOS I, LP

Sale of Common Stock	(737,500)	9.6600[1]	02/12/2025
Sale of Common Stock	(163,072)	10.6500[2]	02/13/2025
Sale of Common Stock	(46,188)	10.6600[3]	02/14/2025

Hestia Capital Management, LLC
(through the Separately Managed Accounts)

Sale of Common Stock	(56,250)	9.6600[1]	02/12/2025
Sale of Common Stock	(12,438)	10.6500[2]	02/13/2025
Sale of Common Stock	(3,523)	10.6600[3]	02/14/2025

1 The price reported is a weighted average price. These Shares were sold in multiple transactions at prices ranging from $9.01 to $9.95, inclusive.

2 The price reported is a weighted average price. These Shares were sold in multiple transactions at prices ranging from $10.60 to $10.80, inclusive.

3 The price reported is a weighted average price. These Shares were sold in multiple transactions at prices ranging from $10.60 to $10.73, inclusive.